EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT, dated April 22, 2003, between STRYKER CORPORATION, a Michigan corporation (the "Company"), as the employer, and Stephen P. MacMillan (the "Executive"), as the employee.

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its President and Chief Operating Officer; and

WHEREAS, the Executive and the Company have reached agreement concerning the terms and conditions of Executive's employment and wish to formalize that agreement;

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions stated herein, the Company and the Executive agree as follows:

1.  Period of Employment.

     The Company shall employ the Executive pursuant to this Agreement for a period (the "Term") commencing on June 1, 2003 and continuing until May 31, 2008.  Notwithstanding the foregoing, the employment of the Executive by the Company pursuant to this Agreement is contingent upon the closing of the business combination transaction contemplated by the Agreement and Plan of Merger, dated as of July 13, 2002, among Pfizer, Inc., Pilsner Acquisition Sub Corp. and Pharmacia Corporation and the termination of the Executive's employment with Pharmacia Corporation following such closing.  In the event that the Executive's employment with the Company commences after June 1, 2003, the parties shall enter into an amendment of this Agreement adjusting various dates and the bonus potential for the period ending December 31, 2003 to reflect the later commencement date.

2.  Inducement Payment; Restricted Stock Award.

     In order to induce the Executive to accept employment with the Company, the Company shall pay the Executive $300,000 within 30 days after the Executive's employment with the Company commences.  Effective as of the date that the Executive's employment with the Company commences , the Company shall grant the Executive a restricted stock award of 50,000 shares of common stock of the Company ("Award Shares").  The restricted stock award shall vest with respect to 20% of the Award Shares on May 31 of each year during the Term, unless earlier vested in accordance with the provisions of Section 9(b).

3.  Compensation.

     The Executive shall be paid a base salary at the rate of not less than $550,000 per year during the Term, payable in equal monthly installments.  Notwithstanding the foregoing, said base salary may be increased (but not decreased) as determined by the Company in accordance with the policies of the Company and said increased salary shall thereafter be the base salary of the Executive.  In addition, the Executive shall be entitled to participate, on a basis consistent with his position with the Company, in any retirement, pension, profit sharing, bonus and stock option plans, and death and life insurance benefits and medical insurance programs, of the Company, now in existence or hereafter adopted, in which other executive employees participate, in accordance with the terms of any such plan, benefit or program.  Without limiting the generality of the foregoing, the Executive shall be entitled to participate in an annual cash bonus program based on a comparison of the Company's performance against established goals and objectives.  The bonus potential for period from June 1, 2003 through December 31, 2003 shall be $291,667.  The primary elements in such calculation for such period shall be earnings growth, cash flow and asset management.  The specific bonus program for the Executive for each subsequent fiscal year, including 2008, shall be established by the Compensation Committee of the Board of Directors.  The Executive's bonus potential for any such fiscal year shall be no less than $500,000.

4.  Duties and Title of Executive.

     During the Term, the Executive shall have the title of President and Chief Operating Officer, shall report directly to the Chairman of the Board and Chief Executive Officer of the Company and shall have the powers, status and duties that are normally exercised in and ordinarily pertain to these positions.

     The Executive's office shall be located at the Company's executive office located at 2725 Fairfield Road, Kalamazoo, MI 49002.

5.  Acceptance by Executive.

     The Executive accepts the aforementioned employment at the compensation specified above.  During the Term, the Executive shall devote his full time and efforts to the business of the Company and to the performance of the duties specified above.

6.  Covenant Not to Compete; Nonsolicitation.

  Except with the prior written consent of the Company authorized by a resolution adopted by the Board of Directors of the Company, during the Term and for a period of two years after the termination of the Executive's employment for any reason, the Executive will not, and will not permit any corporation, partnership or other business entity in which the Executive has a financial interest, to engage directly or indirectly as a partner, director, principal, officer, employee or agent of, or act as a consultant to or perform any services for, any business which is competitive with the business of the Company; provided that the ownership by the Executive of not more than one percent of the capital stock of any other corporation or a one percent interest in any partnership or other business entity shall not be deemed to be a violation of this Section 6.

  During the Term and for a period of two years after the termination of the Executive's employment for any reason, the Executive shall not personally (and shall not personally cause others to) (i) take any action to solicit or divert any material business or customers away from the Company, (ii) induce customers, potential customers, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company to terminate, reduce or alter any such association or business, or (iii) induce any person employed by the Company to (A) terminate such employment arrangement, (B) accept employment with another person, or (C) interfere with the customers or suppliers or otherwise with the Company in any manner.

  The restrictions set forth in this Section 6 are considered by the parties to be reasonable.  However, if any such restriction is found to be unenforceable by a court of competent jurisdiction because it extends for too long a period of time or over too great a range of activities or is too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable, and the parties expressly request and authorize such court to amend the terms of this Section 6 in whatever manner necessary to render it valid and enforceable to the maximum extent permitted by law.

7.  Secrecy; Nondisparagement.

  The Executive recognizes and acknowledges that the information (such as, but not limited to, financial information), trade secrets, formulae, manufacturing methods, technical data, know‑how and secret processes of the Company as acquired and used by the Company are special, valuable and unique assets of the Company.  The Executive will not, during the Term or at any time thereafter, disclose any such information, trade secrets, formulae, manufacturing methods, technical data, know‑how and secret processes to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever without the prior written consent of the Company, unless such information shall have previously become public knowledge.

  The Executive agrees that he will not make any disparaging statements about the Company or the directors, officers or employees of the Company; provided that this Section 7(b) shall not apply to truthful testimony as a witness, compliance with other legal obligations, or truthful assertion of or defense against any claim or breach of this Agreement, or to the Executive's truthful statements or disclosures to officers or directors of the Company, and shall not require the Executive to make false statements or disclosures.  The Company agrees that neither the directors nor the officers of the Company nor any spokesperson for the Company shall make any disparaging statements about the Executive; provided that this Section 7(b) shall not apply to truthful testimony as a witness, compliance with other legal obligations, truthful assertion of or defense against any claim of breach of this Agreement, or truthful statements or disclosures to the Executive, and shall not require false statements or disclosures to be made.

8.  Termination.

  Cause.  The Board of Directors, by a vote of a majority of the entire Board of Directors, may terminate the employment of the Executive if the conduct of the Executive shall, in the opinion of the Board of Directors, constitute cause for immediate dismissal.   As used in this Agreement, the term "cause" shall mean (i) the Executive's willful and material breach of Sections 6 or 7 of this Agreement; (ii) the Executive's conviction of a felony; or (iii) the Executive's engagement in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, resulting, in either case, in material harm to the financial condition or reputation of the Company.  For purposes of this Agreement, an act or failure to act on the Executive's part shall be considered "willful" if it was done or omitted to be done by him not in good faith, and shall not include any act or failure to act resulting from any incapacity of the Executive.  Notwithstanding the foregoing, a termination for "cause" shall not take effect unless the Executive has been given written notice by the Company of its intention to terminate him for "cause", such notice (A) to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for "cause" is based and (B) to be given within 90 days of the Company's learning of such act or acts or failure or failures to act.  The Executive shall have 20 days after the date that such written notice has been given to him in which to cure such conduct, to the extent such cure is possible.  If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board of Directors at which the Executive and his counsel are entitled to appear.  Such hearing shall be held within 25 days of such notice to the Executive, provided he requests such hearing within ten days of the written notice from the Company of the intention to terminate him for "cause".  If, within five days following such hearing, the Executive is furnished written notice by the Board of Directors confirming that, in its judgment, grounds for "cause" on the basis of the original notice exist, he shall thereupon be terminated for "cause."

  Without Cause.  The Board of Directors, by a majority vote of the entire Board of Directors, may terminate the employment of the Executive without cause.

  Disability.  The Board of Directors of the Company, by a vote of a majority of the entire Board of Directors, may terminate the employment of the Executive under this Agreement if the Executive has become incapacitated or disabled to such an extent that he is incapable of performing the duties and services required to be performed hereunder for a period or periods aggregating in excess of six months in any 12-month period.

  Death.  The employment of the Executive shall terminate if the Executive shall die.

  Voluntary Termination.  The employment of the Executive shall terminate if the Executive shall voluntarily leave the employment of the Company for other than good reason.  As used herein, "good reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting relationships), authority, duties or responsibilities as contemplated by Section 4 of this Agreement or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of notice thereof given by the Executive; or (ii) any failure of the Company to comply with and satisfy Section 12(c) of this Agreement or any other material breach of this Agreement by the Company.

  Good Reason.  The employment of the Executive may be terminated by the Executive for good reason.

9.  Obligations of the Company Upon Termination.

  Cause; Voluntary Termination.  If the Executive's employment is terminated under subsections (a) or (e) of Section 8, the Company shall have no further obligations to the Executive hereunder, except that the Company shall pay to the Executive the Accrued Amounts.  For purposes of this Agreement, the "Accrued Amounts" means the full amount due to the Executive and not theretofore paid for base salary up to the date of such termination and the amount of any accrued but unpaid bonus on account of the last full fiscal year preceding the date of such termination.

  Without Cause; Good Reason.  If the Executive's employment is terminated pursuant to subsections (b) or (f) of Section 8, the Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination the aggregate of the following amounts:

(i)  The Accrued Amounts plus a Pro-Rated Bonus for the Termination Year.  A "Pro-Rated Bonus" means a pro-rated bonus reflecting the number of months (treating any partial month as a full month for this purpose) in the Termination Year during which the Executive was employed, such bonus to be calculated and paid as soon as practicable following the end of the Termination Year.  As used herein, "Termination Year" means the calendar years in which the Executive's employment is terminated;

(ii)  If such termination occurs: (A) on or prior to May 31, 2006, the sum of $3,150,000; (B) on or after June 1, 2006 but on or prior to May 31, 2007, the sum of $2,100,000; or (C) on or after June 1, 2007 but on or prior to May 31, 2008, the sum of $1,050,000.

    In addition, for a period of 36 months following termination of the Executive's employment if such termination occurs on or prior to May 31, 2006, 24 months if such termination occurs on or after June 1, 2006 but on or prior to May 31, 2007 and 12 months if such termination occurs on or after June 1, 2007 but on or prior to May 31, 2008, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or his family at least equal to those which would have been provided in accordance with the welfare benefit plans, programs, practices and policies of the Company if the Executive's employment had not been terminated, including medical, dental, disability and group life insurance plans and programs, in accordance with the most favorable plans, practices, programs or policies of the Company during the 90-day period immediately preceding the date the Executive's employment is terminated or, if more favorable, as in effect from time to time thereafter with respect to other senior executives of the Company and their families.  Moreover, all of the Executive's then outstanding Award Shares shall become immediately vested.

  Disability.  If the Executive's employment is terminated pursuant to subsection (c) of Section 8, the Company shall (i) pay to the Executive the Accrued Amounts and a Pro-Rated Bonus and (ii) make, or cause to be made, payments to the Executive, including any payments made to the Executive under the Company's disability income plan, equal to sixty percent of the Executive's annual base salary rate in effect immediately prior to the termination of employment of the Executive, payable in equal monthly payments, from the date of such termination until the date on which payments would cease to be payable under the terms of such Plan as in effect on the date hereof.

  Death.  If the Executive's employment is terminated pursuant to subsection (d) of Section 8, the Company shall pay to the Executive's estate the Accrued Amounts and a Pro-Rated Bonus.

  Nothing in this Section 9 shall be interpreted as reducing or eliminating any benefits to which the Executive or his beneficiaries are entitled, without regard to this Agreement, under any plan or program of the Company following a termination of employment for any reason.

  In the event of any termination of employment under Section 8, the Executive shall be under no obligation to seek other employment, and there shall be no offset against any amounts due the Executive under this Agreement on account of the remuneration attributable to any subsequent employment that the Executive may obtain.  Any amounts due under this Section 9 are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

  The Executive agrees, as a condition to receipt of the termination payments and benefits provided for in this Section 9, that he will execute a release agreement, in a form reasonably satisfactory to the Company and the Executive, releasing any and all claims arising out of the Executive's employment (other than enforcement of this Agreement, the Executive's rights under any of the Company's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement or otherwise, and any claim for any tort for personal injury not arising out of or related to his termination of employment).

10.  Remedies.

     In the event of a breach or threatened breach by the Executive of the provisions of Section 6 or Section 7 of this Agreement, the Company shall be entitled to seek an injunction restraining the Executive from violating either of said provisions, or any other remedy, including the recovery of damages from the Executive.  If the Executive shall breach any of the provisions of Section 6 or Section 7 of this Agreement, nothing herein shall be construed as preventing the Company from withholding any payment or payments required to be made hereunder to the Executive.

11.  Assistance in Litigation.

     The Executive shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is or may become a party.

12.  Successors.

  This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

13.  Notices.

     All communications hereunder shall be in writing and delivered or mailed by registered mail to the Company at 2725 Fairfield Road, Kalamazoo, MI 49002, Attention: Chairman of the Board, and to the Executive at 502 Wheatfield Lane, Newtown, PA 18940, unless another address has been given to the other party hereto in writing.

14.  Interpretation.

     No provision of this Agreement may be altered or waived except in writing and executed by the other party hereto.  This Agreement constitutes the entire contract between the parties hereto and cancels and supersedes all prior agreements, written or oral, relating to the employment of the Executive.  No party shall be bound in any manner by any warranties, representations or guarantees, except as specifically set forth in this Agreement.  This Agreement shall be interpreted under the laws of the State of Michigan.

15.  Arbitration.

     The parties agree that any dispute or controversy arising under or in connection with this Agreement shall be submitted to and determined by arbitration in Kalamazoo, Michigan in accordance with the Commercial Arbitration Rules of the American Arbitration Association and agree to be bound by the decision in any such arbitration provision.

16.  Renewals and Amendments.

     This Agreement may be renewed, extended, altered or amended at any time by mutual written agreement signed by both parties.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

STRYKER CORPORATION

April 22, 2003	/s/ JOHN W. BROWN
Date	Chairman of the Board, President
and Chief Executive Officer

April 22, 2003	/s/ STEPHEN P. MACMILLAN
Date